Pricing Supplement Dated June 1, 2000               Rule 424(b)(3)
(To Prospectus Dated March 3, 2000)              File No. 333-31166

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                         Medium-Term Notes - Fixed Rate

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Agent:                      Lehman Brothers
Principal Amount:           $250,000,000.00
Agent's Discount

  or Commission:            $437,500.00
Net Proceeds to Company:    $249,562,500.00
Interest Rate:              7.50% per annum
Issue Date:                 06/06/00
Maturity Date:              06/06/02

Interest Payment Dates:     The 1st day of each April and October and at
                            Maturity, commencing October 1, 2000 and ending on the Maturity Date.

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Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:

      / / Actual/360  for the period from / / to / /
      / / Actual/Actual  for the period from / / to / /
      /X/ 30/360 for the period from 06/06/00 to 06/06/02

Redemption:

      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:

      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry    / /  Certificated

Other:  / /   Principal     /X/  Agent

If as principal:

         /X/  The  Notes  are  being  offered  at  varying   prices  related  to
              prevailing market prices at the time of resale.

         / / The Notes are beings offered at a fixed initial public offering price of __% of principal amount.

If as agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.